News
For Immediate Release October 24, 2002	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. ELECTS DUANE R. DUNHAM
TO BOARD OF DIRECTORS

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NEW YORK, October 24--Minerals Technologies Inc. (NYSE: MTX) announced today the election of Duane R. Dunham to its Board of Directors. Mr. Dunham, former chairman, president and chief executive officer of Bethlehem Steel Corporation, becomes the ninth member of the company's board.

     "We wish to welcome Duane Dunham to our Board of Directors," said Paul R. Saueracker, chairman, president and chief executive officer. "His 37 years of business experience and leadership with Bethlehem Steel will make him a valuable addition to Minerals Technologies' board."

     Mr. Dunham joined Bethlehem Steel in 1965 as a salesman and attained positions of increasing responsibility throughout his career. In 1990, he was elected vice president, Marketing; and, in 1993, he was elected president of Bethlehem's Sparrows Point, Maryland, Division. In January of 1999, Mr. Dunham became executive vice president and chief commercial officer. He was elected president and chief operating officer in August of 1999. In April of 2000, Mr. Dunham became Bethlehem's chairman, president and chief executive officer. He retired from Bethlehem Steel in January of 2002.

     Mr. Dunham was appointed a director of the International Iron and Steel Institute in 2000. In 2001, he served as chairman of the American Iron and Steel Institute, and also a member of its Board of Directors. Previously, he had been the North American representative for the Committee for Promotion and Market Development of the International Iron and Steel Institute. He is also a member of the Policy Committee of the Business Roundtable and a director of the Pennsylvania Business Roundtable. In the Lehigh Valley of Pennsylvania, Mr. Dunham is a member of the Lehigh Valley Partnership, the Lehigh Valley Economic Development Corporation and the Pennsylvania Society.

     Minerals Technologies Inc. is a global resource- and technology-based growth company that develops and produces performance enhancing mineral, mineral-based and synthetic mineral products for the paper, steel, polymer and other manufacturing industries. The company reported net sales of $684.4 million in 2001.

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For further information about Minerals Technologies Inc. look on the Internet at
www.mineralstech.com